Exhibit 99.1

                       Two Semiconductor Veterans Join PLX
                         Technology Board of Directors

    SUNNYVALE, Calif.--(BUSINESS WIRE)--Nov. 17, 2004--PLX Technology, Inc. (NASDAQ:PLXT), the leading supplier of standard I/O interconnect silicon to the communications, server, storage, embedded-control, and consumer industries, today announced that Thomas Riordan and Patrick Verderico have joined the PLX(R) board of directors, and that Tim Draper has resigned from the board, effective immediately.
    Mr. Riordan is one of the pioneers of the original MIPS-processor architecture and has more than 17 years of experience in the microprocessor industry. He is currently vice president of architecture at PMC-Sierra (NASDAQ:PMCS). Prior to joining PMC-Sierra, Mr. Riordan was cofounder, chief executive officer and president of Quantum Effect Devices, a leading supplier of MIPS-architecture microprocessors.
    "Tom is a great addition to the board because he has a deep understanding of interconnect technology trends in our target markets," said Michael Salameh, president of PLX Technology. "This, along with his semiconductor and general management experience, will help us enhance the strategy and performance of PLX."
    Mr. Verderico has worked in the high technology industry for more than 25 years, including serving as chief financial officer of Cypress Semiconductor (NYSE:CY), chief financial officer of Creative Technology (NASDAQ:CREAF), chief operating officer of Maxtor (NYSE:MXO), vice president of Assembly Operations of Philips Semiconductors (NYSE:PHG), partner of PricewaterhouseCoopers, and corporate controller of National Semiconductor (NYSE:NSM).
    "Patrick's unique blend of financial, manufacturing, operations and international management are a welcome addition to our board as we expand PLX's scope," said Salameh.
    The Company also announced that Timothy Draper, a director since 1986, has resigned from the board, due to time conflicts.
    "Tim was one of the original investors in PLX and has been an enthusiastic supporter of PLX since the beginning," said Salameh. "He helped guide us through our major milestones, including seed investment, venture financing and the initial public offering.
    Mssrs. Riordan and Verderico join PLX Technology board members Salameh, D. James Guzy, John Hart, Robert Smith, and Wei-Ti Liu.

    About PLX

    PLX Technology, Inc. (www.plxtech.com), based in Sunnyvale, Calif., USA, is the leading supplier of standard I/O interconnect silicon to the communications, server, storage, embedded-control, and consumer industries. The PLX solution provides a competitive edge to customers through an integrated combination of high-performance silicon, hardware and software design tools. These innovative solutions enable customers to develop products with industry-leading performance and functionality. Furthermore, the combination of PLX product features, supporting development tools and partnerships allows customers to bring their designs to market faster. PLX PCI and USB interconnect chips are designed into a wide variety of communications, server, storage, embedded-control and consumer products.

    PLX Technology and the PLX Technology logo are registered trademarks of PLX Technology, Inc.


    CONTACT: PLX Technology, Inc.
             Rafael Torres, 408-774-9060
             rtorres@plxtech.com
             or
             CommonGround Communications (for PLX)
             Jerry Steach, 415-222-9996
             jsteach@plxtech.com